April 22, 2008

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Secured Diversified Investment, Ltd.

File No. 000-30653

We have read the statements that we understand Secured Diversified Investment, Ltd. will include under Item 4.01 of the Form 8-K/A report, dated April 17, 2008, it will file regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Kabani & Company, Inc.